4th Quarter 2019 Results Investor Presentation Exhibit 99.2

Cautionary Statements This presentation contains forward-looking statements, as defined by federal securities laws, including, among other forward-looking statements, certain plans, expectations and goals. Words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, as well as similar expressions, are meant to identify forward-looking statements. The forward-looking statements in this presentation are based on current expectations and are provided to assist in the understanding of potential future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Factors that could cause or contribute to such differences include, without limitation, the following: general competitive, economic, political and market conditions and fluctuations, including, without limitation, movements in interest rates; competitive pressures on product pricing and services; the businesses of Ameris Bancorp (“Ameris”) and Fidelity Southern Corporation may not be integrated successfully or such integration may take longer to accomplish than expected following the parties’ merger; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with customers, employees or others; diversion of management time to merger-related issues; and success and timing of other business strategies. For a discussion of some of the other risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to Ameris’s filings with the Securities and Exchange Commission (the “SEC”), including Ameris’s Annual Report on Form 10-K for the year ended December 31, 2018 and its subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and Ameris undertakes no obligation to update or revise forward-looking statements.

The Ameris Bancorp Story Top of Class Operating Results Disciplined M&A Strategy in the Southeast Management team focused on producing top quartile results, including 1.52% Adjusted ROA and 18.74% Adjusted ROTCE in 2019 Higher than peer EPS growth estimates in 2020 due to recent acquisition of Fidelity Southern Corporation (LION) Managed minimal rate sensitivity despite significant growth in total assets and intense pressure on deposit costs in last cycle 4Q19 net interest margin up slightly to 3.86%, from 3.84% in 3Q19, due to increased accretion income Strong, attractive Southeastern markets and attractive lines of business give us the ability to grow organically at a safe pace Growth prospects for TBV and capital levels are very attractive CRE concentrations are moderate and forecast to decline Diversified loan portfolio across geography and product lines Completed acquisition of LION on July 1, which increased assets approximately $5.2 billion Data conversion completed in November 2019 Previously announced four-six quarter pause on M&A activity Management team is focused on successful integration of LION acquisition Opportunities exist within our current markets due to competitor disruption Successfully integrated acquisitions, including three transactions in 2018 with $3.1 billion in new assets

Investment Rationale Operating Performance Organic Growth Opportunities Valuation Historically top quartile return on assets (>1.50% for 2019) Strong ROTCE that supports organic and M&A growth (over 18% for 2019) Catalysts already identified that are expected to drive efficiency ratio below 55% over next 12 months Organic diversified growth opportunities while protecting credit in an economic downturn Loan production is strong; diversified across bank and lines of business Competition for deposits is brisk; however, noninterest bearing deposits increased more than 15% in 2019, exclusive of deposits assumed from Fidelity Material discount on earnings relative to Southeastern peer group suggests material upside and rare buying opportunity: Current Price of $42.29(1) is 10.1x consensus 2020 estimates Price to TBV of 2.03x; Price to consensus EOY 2020 TBV of 1.72x Management remains focused on tangible book value growth to enhance shareholder value (1) Closing price on January 15, 2020

2019 Financial Results

Earnings Summary - Adjusted Basis (dollars in thousands, except per share data) Quarter to Date Results Year To Date Results 4Q19 4Q18 Change 2019 2018 Change Adjusted Net Income $ 66,608 $ 45,897 45% $ 222,944 $ 146,208 52% Adjusted Net Income Per Share $ 0.96 $ 0.96 0% $ 3.80 $ 3.38 12% Adjusted Return on Assets 1.47% 1.61% -9% 1.52% 1.50% 2% Adjusted Return on TCE 18.45% 20.95% -12% 18.74% 19.18% -2% Net Interest Margin 3.86% 3.91% -1% 3.88% 3.92% -1% Adjusted Efficiency Ratio 55.61% 54.10% 3% 55.67% 56.19% -1% Adjusted Net Overhead Ratio 1.39% 1.42% -2% 1.33% 1.47% -10%

4Q 2019 Operating Highlights Growth in adjusted net income of 45.1% compared with 4Q18 Adjusted efficiency ratio of 55.61%, compared with 57.25% in 3Q19 and 54.10% in 4Q18 Adjusted ROA of 1.47%, compared with 1.57% in 3Q19 and 1.61% in 4Q18 Adjusted ROTCE of 18.45%, compared with 18.95% in 3Q19 and 20.95% in 4Q18 Net interest margin of 3.86%, compared with 3.84% in 3Q19 Total revenue of $210.5 million, growth of 61.9% compared with 4Q18 TBV increased $0.52 per share to $20.81 per share compared with $20.29 at the end of 3Q19 (Includes dividends, share repurchase and OCI impact) Non-performing assets decreased 17 basis points, or 23.3%, to 0.56% of total assets, compared with September 30, 2019

2019 YTD Operating Highlights Growth in adjusted net income of 52.5% compared with 2018 Growth in adjusted EPS of 12.4% compared with 2018 Growth in noninterest bearing deposits, net of deposits assumed from Fidelity, of $377.6 million, or 15.0%, compared with December 31, 2018 Adjusted efficiency ratio of 55.67%, compared with 56.19% in 2018 Adjusted ROA of 1.52%, compared with 1.50% in 2018 Adjusted ROTCE of 18.74%, compared with 19.18% in 2018 Net interest margin of 3.88%, compared with 3.92% in 2018 Total revenue of $703.3 million, growth of 52.3% compared with 2018 TBV increased 10.5%, or $1.98 per share, to $20.81 per share compared with $18.83 at the end of 2018 (Includes dividends, merger, share repurchase and OCI impact) Legacy non-performing assets decreased 4 basis points to 0.22% of total assets, compared with December 31, 2018

Operating Highlights (dollars in thousands) For the quarter For the year to date period 4Q19 4Q18 2019 2018 Asset Growth(1) 478,302 14,521 6,799,064 3,587,312 Asset Growth Rate 10.77% 0.51% 59.41% 45.66% Organic Loan Growth (95,095) (7,711) 751,811 482,613 Organic Loan Growth Rate -3.03% -0.38% 9.16% 8.48% Total Revenue 210,464 130,024 703,279 461,804 Total Revenue Growth -27.10% 2.52% 52.29% 26.67% Adjusted Operating Expenses(2) 118,273 70,992 392,142 261,826 Adjusted OPEX Growth -26.46% 0.23% 49.77% 16.79% Adjusted Efficiency(3) 55.61% 54.10% 55.67% 56.19% Legacy NPAs / Assets 0.22% 0.26% Credit Related Costs 6,791 4,835 23,840 20,683 Asset Growth is materially impacted in 2019 by the acquisition of Fidelity Bank and in 2018 by the acquisitions of Atlantic Coast Bank and Hamilton State Bank Adjusted Operating Expenses exclude merger related charges, executive retirement costs, restructuring charges, financial impact of hurricanes, expenses related to SEC and DOJ investigation and loss on sale of premises Adjusted Efficiency ratio is Adjusted Operating Expenses divided by Net Interest Income (TE) plus Non-Interest Income, excluding gain/loss on securities, gain on BOLI proceeds and servicing right impairment/recovery

Total Revenue Spread Revenues Quarterly growth in average earning assets of $599.2 million, or 3.9%, from 3Q19 to 4Q19 Annual growth in average earning assets of $4.27 billion, or 48.2%, from 4Q18 to 4Q19 Net Interest Margin of 3.86% in 4Q19, compared with 3.84% in 3Q19 Slight increase in margin in challenging rate environment as an increase in accretion income offset the impact of the Fed rate cut on loans during the quarter Downward repricing on deposits lowered total costs of deposits 6bps during the quarter Noninterest Income Mortgage banking – increased $21.3 million, or 179.1%, in 4Q19 compared with 4Q18. Production increased $1.15 billion, or 278.5%, over the same period Service charges – increased $970,000, or 7.7%, in 4Q19, compared with 4Q18 inclusive of Durbin Amendment impact SBA revenues – noninterest income increased 131.8% over 4Q18 due to increased volume of sold loans

Net Interest Margin Stable margins over the entire rate cycle. Loan Production Details Period Fixed Rate Variable Rate Total 4Q19 $ 553.2 4.26% $ 543.2 5.15% $1,096.3 4.70% 3Q19 $ 489.9 4.58% $ 684.1 5.43% $1,173.9 5.08% 2Q19 $ 443.1 5.01% $ 411.7 6.00% $ 854.7 5.49% Spread Income and Margin: Average earning assets were up $599.2 million, increasing spread income by $6.6 million Margin up 2bps in the fourth quarter Positive accretion impact from successful resolution of one loan and slight acceleration in payoffs offset downward repricing from recent Fed rate cut Deposit costs decreased by 6bps Growth in noninterest bearing deposits outpaced total deposit growth such that noninterest bearing deposits are nearly 30% of total deposits at quarter end Low to mid single digit margin compression expected with each additional 25bp Fed cut Accretion income a small part of our revenues: 2.8% of revenue in 2019 2.6% of revenue in 2018 2.9% of revenue in 2017 4.3% of revenue in 2016

Expenses Steady, Adjusted Operating Expenses(1) OPEX Highlights: 1 – Adjusted Operating Expenses exclude merger and conversion costs, executive retirement benefits, restructuring charges related to branch consolidation plan, financial impact of hurricanes, expenses related to SEC and DOJ investigation and loss on sale of premises. Decrease in 4Q19 core operating expenses primarily due to additional cost saves from LION acquisition in 4Q19 as data conversion was completed in early November Cost saves from acquisition expected to be fully phased in during 2020 Efficiency ratio was expected to be below 60% until fully phased in cost saves; 4Q19 was better than expected at 55.61% Decrease in lines of business-related operating expenses primarily due to decreased commissions related to production levels Continue to drive expense control behaviors throughout the Company and look for efficiencies in our administrative functions

Capital and TBV Consistent Growth in TBV Steady Capital Levels Support Growth Rate Historically, consistent growth in TBV TBV increased $0.52 per share in 4Q19 $0.73 from retained earnings $0.04 from change in OCI ($0.25) from all other items including share repurchase TCE / TA at quarter end of 8.40%, up from 8.22% at the end of 4Q18 In line with projected proforma TCE of 8.4% when LION acquisition was announced 4Q19 Adjusted ROTCE of 18.45% Normalized ROTCE in the range of 17%-19% for 2020

Credit Quality and Loan Diversification

Diversified Loan Portfolio Diversified mortgage loan & HELOC portfolio represents the largest category of loans at 21.1% of total Participations purchased < 1% of total loans Average loan size is $54,000 across all loan types Only 12.0% of total loans are Construction or A&D loans CRE and C&D concentrations are 251% and 92%, respectively, at December 31, 2019 Credit Admin Management consists of Chief Credit Officer, Senior Chief Credit Officer and eight Regional Credit Officers. Collectively, they have 60 years with Ameris and >300 years of banking experience 4Q19 Loan Portfolio

Diversified Loan Portfolio Relationship Groupings Total Committed Exposure (MM's) % of Total Legacy (FIS) Portfolio Top 25 Relationships $ 1,020.9 11.2% Top 50 Relationships $ 1,739.2 19.0% Top 100 Relationships $ 2,738.6 29.9% Top 250 Relationships $ 4,306.6 47.1% Top 300 Relationships $ 4,640.1 50.7% Individual Groupings Total Committed Exposure (MM’s)) Largest Relationship $ 79.8 10th Largest $ 38.8 50th Largest $ 24.8 100th Largest $ 16.2 200th Largest $ 8.9 300th Largest $ 6.2

Non-performing Asset Trend Non-Performing Assets increased to $101.3MM, at YE19 primarily as a result of the acquisition of LION YE19 NPAs, as a percentage of Total Assets, remained low at 0.56%, which is near pre-merger level Ameris has completed five acquisitions since YE14 resulting in an increase in Total Assets from $4.0B to $18.2B at YE19

Investor CRE Loans >75% of CRE assets are concentrated within our four-state footprint, primarily Atlanta, Jacksonville, Orlando, Tampa, Tallahassee, Columbia, Savannah and Charleston MSAs At YE19, Past Due and Nonaccrual loans totaled 34bps and 29bps, respectively. Loan Type Outstanding (MM's) % NPL % PD Avg Size Commitment (000's) Office $ 664.1 0.28% 0.34% $ 1,411.1 Retail (inc Single-Tenant) $ 612.9 0.20% 0.00% $ 1,307.8 Hotels / Motels $ 473.7 0.63% 0.00% $ 3,054.3 Multi-Family $ 396.3 0.06% 0.10% $ 3,997.7 RRE Construction - Spec & Model $ 396.2 0.07% 0.39% $ 364.1 Warehouse / Industrial $ 314.9 0.30% 0.07% $ 1,288.1 Strip Center, Anchored $ 291.9 0.00% 0.00% $ 4,767.4 Strip Center, Non-Anchored $ 291.0 0.00% 0.80% $ 1,958.6 Other - Raw Land & Buildable Lots $ 254.5 0.67% 1.55% $ 244.4 Misc. CRE (Church, etc.) $ 196.5 0.44% 0.07% $ 1,425.4 Assisted Living Facilities $ 175.9 1.25% 0.00% $ 7,562.3 RRE Construction - Pre-Sold $ 165.9 0.00% 2.01% $ 283.0   $ 4,233.8 0.29% 0.34% $ 914.9

4Q19 Commercial Real Estate Production

4Q19 Construction and Development Loan Production Summary:

Loan Type	Outstanding (MM's)	Committed Exposure (MM's)	Avg Loan Size (000's)
RRE Construction - Spec	$ 45.8	$ 111.3	$ 254.0
RRE Construction - Model	$ 1.5	$ 2.9	$ 286.6
RRE Construction - Pre-Sold	$ 35.0	$ 81.2	$ 257.7
A&D, RRE Lots, Other Land Loans	$ 2.6	$ 3.5	$ 516.7
	$ 84.9	$ 198.9	$ 258.3

4Q19 Commercial Real Estate Production Summary:

Loan Type	Outstanding (MM's)	Committed Exposure (MM's)	Direct Debt Service Coverage (DSC)*	Loan / Value*
Retail (inc Single-Tenant)	$ 120.0	$ 138.2	1.61	63.8%
Multi-Family	$ 12.5	$ 80.3	1.61	56.5%
Warehouse / Industrial	$ 35.2	$ 78.4	1.72	66.7%
Office	$ 37.5	$ 63.1	1.46	63.7%
Strip Center, Anchored	$ 37.7	$ 39.3	2.37	51.1%
Hotels / Motels	$ 23.2	$ 34.1	1.83	59.3%
Strip Center, Non-Anchored	$ 15.1	$ 16.0	1.66	60.6%
Assisted-Living Facilities	$ 14.3	$ 14.3	1.42	50.3%
Other CRE Types	$ 5.4	$ 6.5	2.22	58.1%
Misc CRE (Church, etc.)	$ 1.7	$ 2.7	3.88	47.4%
	$ 302.6	$ 472.9	1.64	58.2%

*Based on the average of all loans in that category > $500M Committed Exposure

- 4Q19 production of C&D and CRE loans - $671.8MM committed exposure
  - Residential Real Estate Construction:
    - 4Q19 production spec to sold ratio of 1.4:1
    - Total RRE construction portfolio global spec to sold 1.6:1 at YE19
    - Spec loans at low average loan size of $273.0M
  - Investor CRE 4Q19 production:
    - Average 1.64:1 debt service coverage
    - Average 58.2% loan/value

C&I Loans Largest segment is US Premium Finance at $694.3MM 4Q19 USPF Production Stats: Mortgage Warehouse Division funded $4.5B of loans in 2018 and $6.8B in 2019 – 50% growth Total approved guidance lines = $924.5MM Average days on line = 18 days No losses in 2017, 2018 or 2019 4Q19 Rolling 12-Mos $$ Production $399.3MM $1.6B W/A Down Payment 22.0% 21.4% W/A # Installments 9.7 mos 9.7 mos Lending Division Balance (in millions) % Portfolio % Nonaccruing Average Loan Size (in thousands) US Premium Finance $694.3 34.0% 0.72% $17.1 Mortgage Warehouse / MSR $550.4 26.9% 0.00% $268.2 Equipment $162.5 8.0% 1.23% $75.8 A/R & Inventory $135.2 6.6% 1.18% $191.5 Patriot Capital $108.8 5.3% 0.64% $83.6 Ameris Equipment Finance $100.8 4.9% 0.30% $230.0 Government Guaranteed Lending $47.2 2.3% 6.57% $114.6 Other $244.6 12.0% 0.29% $146.4 Totals $2,043.8 0.66%

Mortgage Loans SFR Mortgage (ex HFS) 21.0% Mortgage Portfolio consists of: Legacy bank mortgage loans - $462.9 million Mortgage division originated loans - $1.75 billion Purchased mortgage pools - $196.6 million Home Equity LOCs - $309.9 million Mortgage division production is underwritten to secondary market standards, as follows: 4Q18 1Q19 2Q19 3Q19 4Q19 Net Production $94.1MM $41.5MM $68.6MM $119.8MM $77.6MM Avg DTI 36.1% 36.2% 35.5% 36.6% 36.7% Avg LTV 81.1% 81.2% 77.8% 81.3% 81.7% Avg FICO 725 723 719 725 728 Overall Past Due 2.07% 2.04% 1.64% 3.54% 1.80%

Ameris Bancorp Press Release & Financial Highlights December 31, 2019